Contacts:

Jim Guerra	Greg Jawski
Lightbridge Corporation	Ogilvy Public Relations
571-730-1203	212-880-5353

Lightbridge Corporation Lists on NASDAQ Capital Market

MCLEAN, Va. -- Oct. 9, 2009 – Lightbridge Corporation (NASDAQ: LTBR), the leading developer of non-proliferative nuclear fuel technology and provider of comprehensive advisory services for civil nuclear energy programs, today announced that it has been listed on the NASDAQ Capital Market and effective today is trading under the symbol “LTBR.”  The Company’s management team, led by President and CEO Seth Grae and Lightbridge Senior Advisor Hans Blix, will today ring the closing bell at NASDAQ’s market site.

Mr. Grae commented, “We are pleased to list Lightbridge on a senior exchange. This is an important step in the company’s growth and one that will provide greater liquidity and visibility in the markets and allow us to broaden our reach to prospective investors.  A leader in its industry, Lightbridge will be able to experience the benefits of an electronic exchange, with access to highly efficient trading in a highly transparent and competitive market."

Lightbridge is a leading provider of nuclear energy consulting services internationally and is developing next generation nuclear fuel technology that will significantly reduce nuclear waste and the threat of proliferation. The combination of two core businesses puts Lightbridge in a unique position to capitalize on the global nuclear renaissance and growing trend of pursuing cleaner and safer forms of nuclear energy.  The Company has an unrivaled depth of talent with a roster of leading experts and advisors that have served in industry and governmental positions for decades.

About Lightbridge Corporation

Lightbridge is a U.S. nuclear energy company based in McLean, VA. with operations in Abu Dhabi, Moscow and London. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge’s breakthrough fuel technology is establishing new global standards for safe and clean nuclear power and leading the way towards a sustainable energy future. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. It leverages those broad and integrated capabilities by offering their services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Further information is available on Lightbridge’s website at: http://www.Ltbridge.com